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                    APPROVED BY:   Bruce Horn
                                   Chief Financial Officer
                                   (408) 941-4000

                    CONTACT:       Morgen-Walke Associates
                                   Chris Danne, Alex Williamson, Douglas Sherk
                                   (415) 296-7383
                                   Vince Daniels, Josh Passman
FOR IMMEDIATE RELEASE              (212) 850-5600 / (212) 850-5698

                   LARSCOM COMPLETES ACQUISITION OF NETEDGE SYSTEMS

MILPITAS, CALIFORNIA (December 31, 1997) - Larscom Incorporated (Nasdaq:
LARS) today announced the completion of its acquisition of NetEdge Systems, Inc., a privately-held designer and manufacturer of ATM edge access equipment, headquartered in Research Triangle Park, North Carolina.

     The acquisition follows the announcement of a definitive purchase agreement on December 3, 1997. Under the terms of the agreement, Larscom elected to pay the purchase price for the transaction in cash rather than through the issuance of Larscom stock. The purchase price will be paid with approximately $26 million in cash and the assumption of liabilities in the aggregate amount of approximately $9 million. The acquisition will be accounted for as a purchase and will result in a substantial one-time charge principally related to in-process research and development in the fourth quarter.

     NetEdge Systems offers an advanced ATM-based technology platform for service providers to offer transparent or native LAN service, virtual private networks, high-speed Internet access, and intranet/extranet services. A single EDGE multiservice system installed in an office building, office park or other carrier point of presence can aggregate and concentrate Ethernet, Fast Ethernet, FDDI and Token Ring LAN traffic from multiple customers to a high-speed ATM link. Each customer appears to have its own secure, private virtual network, operating at the same native speed as its LAN. With NetEdge's products, service providers can maximize service revenue from an ATM link and end users can subscribe to a number of tailored, flexible services. NetEdge's customers include domestic and international Network Service Providers.

     Larscom Incorporated is a leading provider of high-speed wide area network (WAN) access equipment. Its customers include carriers, Internet service providers, corporate users, and government agencies worldwide. The Company's headquarters are located at 1845 McCandless Drive, Milpitas, California 95035. For additional information, please visit the Company's web site at www.larscom.com or phone (408) 941-4000.

                                        -more-


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LARSCOM, 12/xx/97                                                     Page 2

     Any forward looking statements in this news release are based on current expectations and beliefs and are subject to risks and uncertainties that could cause the actual results to differ materially. Factors that could cause actual results to differ materially include the following: acquisitions involve significantly inherent risks and uncertainties, including the difficulties associated with integrating the management, products and technologies, sales force and other operations of the two companies. The business of Larscom is subject to additional risks and uncertainties, including without limitation those discussed in the Risk Factor sections of Larscom's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other public filings.

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